Exhibit 10.45

SEPARATION AND RELEASE AGREEMENT

THIS SEPARATION AND RELEASE AGREEMENT (this “Separation Agreement”) is made by and between Edward C. Nafus, (“Executive”), CSG Systems International, Inc., (“CSGS”) and CSG Systems, Inc. (“Systems” and, together with CSGS, the “Companies”). The signatories to this Separation Agreement will be referred to jointly as the “Parties”.

WHEREAS, the Companies and Executive entered into that certain Employment Agreement dated November 17, 1998, as amended by that certain First Amendment dated January 11, 2005; as further amended by that certain Second Amendment dated March 8, 2005; as further amended by that certain Third Amendment dated March 6, 2007 as further amended by that certain Fourth Amendment dated August 14th, 2007 (collectively referred to as the “Employment Agreement”); and

WHEREAS, Executive intends to voluntarily terminate his employment with the Companies as their President and Chief Executive Officer; and

WHEREAS, Executive shall remain as a Director of both CSGS and Systems respective Board of Directors; and

WHEREAS, the Companies and Executive desire and intend this Separation Agreement to (i) completely terminate Executive’s Employment Agreement with the Companies, (ii) outline the total compensation and benefits Executive shall receive, and the legal rights Executive will waive, upon executing this Separation Agreement, and (iii) completely release the Companies from any and all liabilities related to Executive’s employment with the Companies;

NOW, THEREFORE, in consideration of the foregoing recitals and the respective covenants and agreements of the Parties contained in this document, the Companies and the Executive agree as follows:

1.	Termination of Employment Agreement.

Effective upon the close of business December 28, 2007 (the “Effective Date”), Executive’s Employment Agreement with the Companies shall be deemed terminated. Except for the Executive’s duties and responsibilities as a non-employee Director on the Companies’ Boards of Directors, as of the Effective Date, Executive shall cease performing all of his responsibilities for the Companies and relinquish any other titles and authorities Executive has with respect to the Companies and their affiliates or subsidiaries. Upon the Effective Date, Executive shall no longer be authorized to incur any expenses, obligations or liabilities on behalf of the Companies as an employee of the Companies.

2.	Departure from Employment: Final Pay and Benefits.

Executive shall receive the compensation and benefits to which he is entitled to under the Employment Agreement for voluntary resignation through the Effective Date. Executive shall also receive separate notices describing his right to continue insurance coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA). Executive further acknowledges and agrees that he shall neither be eligible to nor receive any portion of his potential 2007 performance bonus award under the 2007 Performance Bonus Plan.

Should Executive elect to sign this Separation Agreement, and not exercise his right of revocation as described below, his last date of employment will be December 28, 2007. Should Executive elect not to sign this Separation Agreement, or should he sign it and subsequently exercise his right of revocation, then Executive’s last date of employment shall be December 28, 2007.

3.	Separation Benefits.

Upon Executive’s execution of this Separation Agreement, and the expiration of the seven (7) day revocation period described in paragraph 11, Executive will be entitled to receive a one-time payment from the Companies in the amount of One Million Nine Hundred Thousand Dollars ($1,900,000.00), less appropriate deductions. This sum shall be paid to Executive on or after January 1, 2008 and on or before January 31, 2008. The Companies will withhold from such payment all deductions authorized by law or by the Executive.

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4.	Restricted Shares.

Subject to and contingent upon the expiration of the seven (7) day revocation period described in paragraph 11 below without Executive’s revocation of this Separation Agreement, the following shares of restricted stock of CSG Systems International, Inc. previously granted to Executive shall automatically become fully vested on the Effective Date and the restrictions and forfeiture provisions associated with such shares shall lapse:

Grant Date	Number of Shares
June 30, 2005	25,000
January 10, 2006	52,500
March 27, 2007	12,500
March 27, 2007	12,500

but all other provisions of the Restricted Stock Award Agreements pertaining to such shares shall remain in full force and effect.

5.	Governing Law.

This Separation Agreement will be interpreted and construed in accordance with the laws of the State of Colorado.

6.	Executive’s Release of the Companies.

In consideration for the benefits to Executive under this Separation Agreement, Executive hereby fully and forever releases and discharges the Companies, any parent, subsidiary, affiliate or related entity of the Companies, and all of their respective officers, directors, shareholders, employees, agents, predecessors, successors and assigns (collectively, “Releasees”) from and against any and all claims, causes of action, liabilities or demands of any kind whatsoever, whether presently known or unknown, asserted or unasserted, that Executive may now have or in the future have against Releasees which arose on or before the date that Executive signs this Separation Agreement, and which arise out of or related to Executive’s employment with, or separation from employment with, the Companies. These claims include, but are not limited to, all claims of discrimination on the basis of race, color, religion, sex, age, national origin, disability, or any other improper factor; breach of contract; impairment of economic opportunity; interference with contractual or employment relations; infliction of emotional distress; fraud; misrepresentation; defamation; or invasion of privacy, and specifically including but not limited to claims under the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Family and Medical Leave Act, 42 U.S.C. Sec. 1981, Title VII of the Civil Rights Act of 1964, and any other federal or state constitution, statute, ordinance or regulation, or common law. This release includes all claims for compensatory, punitive and liquidated damages, attorney fees and costs, is intended to fully and forever eliminate all employment-related claims Executive may have against Releasees or any of them, and shall be broadly interpreted to achieve that goal. Executive understands that this is a GENERAL RELEASE.

7.	Confidential Information.

During his employment with the Companies, Executive had access to confidential and proprietary information and trade secrets of the Companies, as well as those of the parent, affiliated, subsidiary and related entities of the Companies (collectively hereafter the “CSG Group”) as well as third parties with whom the CSG Group does business. This includes information and data concerning research, development, strategic planning, trade secrets, customer accounts, customer lists and preferences (including preferred/best customer lists), marketing activities and procedures, pricing policies and practices, salaries, personnel and contractors of the CSG Group, accounting practices and procedures, financial data, arrangements and practices, pro formas, sales methods, personnel files, data processing and other record keeping systems, software, and other information relating to the operations of the CSG Group. As further and essential consideration for the benefits to Executive under this

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Separation Agreement, Executive agrees that he will not disclose or impart to any other person, directly or indirectly, any of this information, nor will Executive remove any of this information from the premises of the CSG Group; the Executive will immediately return to the Companies any confidential information that Executive may have in his possession, including any copies, regardless of the form of such information or the media on which it resides; and Executive will not retain any copies of such information and will not assist another in the use, disclosure or copying of such confidential information. In the event that Executive violates any of the terms of this paragraph, the Companies may withhold and/or recover any of the economic benefits paid or provided or agreed to be paid or provided to Executive pursuant to paragraph 3 or 4 above, without waiving its right to pursue any other legal or equitable remedies, and the Executive’s entitlement to such benefits shall cease and be forfeited.

8.	Restrictive Covenants.

As further and essential consideration for the benefits to the Executive under this Separation Agreement, Executive agrees that for a period of twelve (12) months following the last date Executive holds the position of Director on the Companies’ Boards of Directors or from the last date Executive holds an official position with the Companies (whichever occurs last), Executive will not, for any reason whatsoever, directly or indirectly, whether as an employee, agent, consultant, independent contractor, owner, partner, or otherwise, alone or in association with others:

a)	solicit or enter into any relationship to provide products or services to any current or potential customer of the Companies with whom the Executive actually had personal contact during the last twelve (12) months of the Executive’s employment with the Companies, for the purpose of providing any product or service that is competitive with the business of the Companies;

b)	utilize any information or data which belongs to or pertains to the Companies or its business or interest and which is not publicly available to persons not employed by the Companies (“Company Proprietary Information”), while the Executive is working for himself or a competitor of the Companies in competition with the Companies in the business of subscriber management services or other services currently provided by or being developed by the Companies Company Proprietary Information includes, but is not limited to, financial information relating to the Companies operations including the manner in which it prices and discounts its products and services, customer and prospective customer lists, supplier lists, proposals and methods of operation, as well as information relating to the employees of the company, which includes information relating to positions, titles, skill sets, compensation and quality of work. The covenant contained in this subparagraph is in addition to and not in lieu of any other agreements the Executive has signed regarding confidential information of the Companies; or

c)	employ, solicit for employment, or advise or recommend to any other person that such person employ or solicit for employment, any person employed by the Companies.

Executive agrees that the Companies areas of business are international, and that it is reasonable to restrict the Executive’s competition as described above to protect the Companies legitimate business needs. In the event that Executive violates any of the terms of this paragraph, the Companies may withhold and/or recover any of the economic benefits paid or provided or agreed to be paid or provided to Executive pursuant to paragraph 2 or 3 above, without waiving their right to pursue any other legal or equitable remedies, and the Executive’s entitlement to such benefits shall cease and be forfeited. The restrictions contained herein are in addition to those restrictions contained within any separate nondisclosure, trade secrets, or non-solicitation agreements that the Executive has signed. The Executive agrees that the provisions of any such agreements are cumulative in their effect, shall remain fully enforceable, and are not merged into this document.

9.	Disparagement

Executive agrees and acknowledges that the Executive shall not directly or indirectly disparage the Companies and/or and of their related entities and this restrictive covenant shall have an unlimited duration.

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10.	Validity and Severability.

Both Executive and the Companies agree that the Parties will not seek to defeat, or seek to have declared invalid, any provision of this Separation Agreement. In the event that any part of the covenants set forth in paragraph 8 shall be held to be invalid or unenforceable, the remaining parts thereof shall nevertheless continue to be valid and enforceable as though the invalid and unenforceable part had not been included herein. If any provision of such covenants shall be declared by a court of competent jurisdiction to exceed the maximum provisions which the court deems reasonable and enforceable, such provisions shall be deemed to be reformed to that which such court deems reasonable and enforceable. If the court determines that no parts of the covenants are enforceable, then Executive shall immediately repay to the Companies all of the economic benefits Executive received pursuant to paragraph 3 and 4 of this Separation Agreement, and the Companies obligation to make any further payments to Executive pursuant to such paragraph shall cease.

In the event that any benefits are forfeited or must be repaid under this Separation Agreement, no interest shall be due on such amounts prior to demand, and the temporary use of such funds shall be deemed to be adequate consideration for all of Executive’s remaining obligations under this Separation Agreement, including Executive’s waivers and releases.

If a court finds that any provision of this Separation Agreement is unenforceable, that provision will be severed and the balance of the Separation Agreement will be enforceable; except that if paragraphs 7, 8, 9 or 10 are found to be unenforceable, then this entire Separation Agreement may, at the Companies option, be declared to be null and void, in which case the Companies shall have a right of recovery of the economic benefits paid to Executive pursuant to paragraph 3 or 4 above.

11.	Time to Consider and Right to Revoke.

Executive may, at his option, before signing this Separation Agreement, consider it for a period of 21 days from the day it is presented to the Executive. During that period the Executive should review and discuss it with his attorney. After the Executive signs this Separation Agreement he will have a period of seven (7) days to revoke it by notifying the Company in writing delivered to the Executive Vice President Corporate Development and General Counsel of CSG Systems, Inc. in Denver, Colorado. This Separation Agreement will not become effective or enforceable until the seven (7) day revocation period expires, and no payments of benefits under paragraph 3 or 4 shall be required until such period has expired without revocation.

12.	Cooperation.

Executive agrees to fully cooperate with the Companies in conjunction with any claim or litigation which now exists or may arise in the future concerning any matters with which Executive may have been involved during his tenure with the Companies. Executive further agrees to be reasonably available upon request for consultation with the Companies or its attorneys with regard to matters with which he was involved while employed by the Companies.

13.	No Admission.

Neither the payment of any sum of money nor the execution of this Separation Agreement by the Companies shall in any way be construed as an admission of any wrongful or unlawful act whatsoever, and the Companies specifically disclaim any liability to the Executive, or wrongful or unlawful act against the Executive.

14.	Acknowledgements.

By signing below, Executive accepts this Separation Agreement in its entirety. Executive acknowledges that he has been encouraged to consult an attorney, has been allowed 21 days to consider this Separation Agreement, understands every provision of this Separation Agreement, and executes this Separation Agreement voluntarily and without duress or coercion. Executive further acknowledges that this Separation Agreement is written in a manner that is understandable to Executive and that Executive indeed understands this Separation Agreement.

(Execution Page to Follow)

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IN WITNESS WHEREOF, the parties hereto have caused this Separation and Release Agreement to be duly executed by their authorized representatives as of the dates set forth below.

CSG SYSTEMS INTERNATIONAL, INC.:		CSG SYSTEMS, INC.:

By:	/s/ JOSEPH T. RUBLE	By:	/s/ JOSEPH T. RUBLE

Print Name:	Joseph T. Ruble	Print Name:	Joseph T. Ruble

Title:	EVP	Title:	EVP
Date:	12.6.07	Date:	12.6.07

EXECUTIVE:

By:	/s/ EDWARD C. NAFUS

Print Name:	Edward C. Nafus

Title:	Pres & CEO
Date:	12.6.07

If an attorney reviews this Separation Agreement on Executive’s behalf, please have the attorney sign below.

APPROVED AS TO FORM AND CONTENT

Attorney for Executive

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